UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 17, 2019

CipherLoc Corporation

(Exact name of registrant as specified in its charter)

Texas	000-28745	86-0837077
(State or other jurisdiction	(Commission	IRS Employer
of incorporation or organization)	File Number)	Identification No.)

825 Main St, Suite 100

Buda, TX 78610

(Address of principal executive offices)

Registrant’s telephone number, including area code: (512) 772-4245

(Former name or former address, if changed since last report)

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None.

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company [  ]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On December 17, 2019, Albert Carlson, Ph.D., resigned from his position as Chief Scientific Officer and as a member of the board of directors (the “Board”) of CipherLoc Corporation (the “Company”), effective immediately. At the time of his resignation, Dr. Carlson did not serve on any committees of the Board. A copy of the resignation letter is filed herewith as Exhibit 17.1 (the “Resignation Letter”), and the description of the Resignation Letter contained herein is qualified in its entirety by reference to the full text of the Resignation Letter.

At the time of his resignation, Dr. Carlson was no longer involved in the day to day operations of the Company, and instead engaged in primarily what the Company characterized as academic research. The Company intends to focus on advancing only commercially viable technologies through product engineering efforts, which have been and will continue to be led by Chief Operating Officer Dr. Milton Mattox. All intellectual property and patents assigned to the Company remain as such. The Company is not seeking a replacement for Dr. Carlson’s role as Chief Scientific Officer. As disclosed in the Resignation Letter, Dr. Carlson states that he believes the Board has not been acting in the best interest of all stockholders.

The Board strongly rejects the assertions made by Dr. Carlson in the Resignation Letter and the characterization by Dr. Carlson of the Board’s actions. Contrary to Dr. Carlson’s claims, the Company believes that it has taken actions, including with respect to its engagement with existing stockholders, that are in the best interest of all of its stockholders, with a particular focus on enhancing stockholder value.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description
17.1	Resignation Letter of Albert Carlson, Ph.D., dated December 17, 2019

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: December 20, 2019

CIPHERLOC CORPORATION

By:	/s/ Andrew Borene
Andrew Borene
Chief Executive Officer